United States securities and exchange commission logo





                     September 8, 2022

       Liang Zhao
       Chief Executive Officer
       Zhanling International Limited
       Unit 305-306, 3/F, New East Ocean Centre
       No. 9 Science Museum Road
       Tsim Sha Tsui, Hong Kong 999077

                                                        Re: Zhanling
International Limited
                                                            Form 10-KT for the
Transition Period ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 000-54301

       Dear Mr. Zhao:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation